Exhibit F

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS
(212) 445-3066	jmercado@stblaw.com

June 8, 2011

The Republic of Peru

Ministry of Economy and Finance

Jr. Junín, 319

Lima, Peru

Ladies and Gentlemen:

We have acted as United States counsel to the Republic of Peru (the “Republic”) in connection with the Registration Statement under Schedule B (the “Registration Statement”) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the Securities and Exchange Commission (the “Commission”) under the Securities Act, relating to (i) debt securities (the “Debt Securities”); (ii) warrants to purchase Debt Securities (the “Warrants”); and (iii) units (the “Units” and, together with the Debt Securities and the Warrants, the “Securities”). The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (“Prospectus Supplements”) for an aggregate initial offering price not to exceed U.S.$5,000,000,000.

The Debt Securities will be issued pursuant to a Fiscal Agency Agreement dated as of February 6, 2003, as amended by Amendment No. 1, dated as of November 21, 2003, and Amendment No. 2, dated as of October 14, 2004 (the “Fiscal Agency Agreement”), between the Republic and JPMorgan Chase Bank, as fiscal agent, principal paying agent and registrar (the “Fiscal Agent”), or another fiscal agency agreement in a substantially similar form. The Warrants will be issued pursuant to a warrant agreement or amendment to the Fiscal Agency Agreement. The Units will be issued pursuant to a unit agreement.

We have examined the Registration Statement including the Prospectus contained therein, and the Fiscal Agency Agreement, the form of Debt Securities and the form of underwriting agreement, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and representatives of the Republic.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

We have also assumed that (1) the Republic has duly authorized, executed and delivered the Fiscal Agency Agreement in accordance with the law of Peru, (2) the execution, delivery and performance by the Republic of the Fiscal Agency Agreement do not violate the law of Peru or any other applicable laws (except that no such assumption is made with respect to the law of the State of New York and the federal law of the United States) and (3) the execution, delivery and performance by the Republic of the Securities do not constitute a breach or violation of any agreement or instrument which is binding upon Peru. We have further assumed that the Fiscal Agency Agreement is the valid and legally binding obligation of the Fiscal Agent.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when (1) an Authorization (as defined in the Fiscal Agency Agreement), substantially in the form set forth in the Fiscal Agency Agreement, establishing the terms of a series of the Securities has been duly authorized by the Republic and duly executed and delivered by the Republic in accordance with the Fiscal Agency Agreement, and (2) the Securities, in substantially the form annexed to the Authorization, have been duly authorized by the Republic and duly executed and authenticated in accordance with the Fiscal Agency Agreement and duly delivered and paid for by the purchasers thereof, the Securities will constitute valid and legally binding obligations of the Republic enforceable in accordance with their terms.

Our opinion set forth above is subject to the effects of (i) moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

In connection with the provisions of the Fiscal Agency Agreement whereby the Republic submits to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1330, 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of Fiscal Agency

Agreement which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510 a New York state court may have discretion to transfer the place of trial and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We note that enforceability in the United States of the waiver by the Republic of immunity (including sovereign immunity) from court jurisdiction, as and to the extent set forth in the Fiscal Agency Agreement, is subject to limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit F to the Registration Statement and to the reference to our name under the caption “Validity of the Securities” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP